U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   ComVest Venture Partners LP
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   (Last)               (First)                 (Middle)

   830 Third Avenue
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                                    (Street)

   New York,           New York                 10022
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   April 2, 2001
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

   13-4124841
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4. Issuer Name and Ticker or Trading Symbol

   Intraware, Inc. (ITRA)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|X|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

   May 9, 2001
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7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible
Preferred Stock              immed      N/A         Common Stock           2,000,000      $1.00           D             (1)
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Warrants to purchase
Common Stock                 immed      4/02/08     Common Stock             400,000      $1.125          D             (1)
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Non-Qualified Stock
Option                       10/02/01   4/02/11     Common Stock              15,000      $1.0625         D             (2)
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

See attached footnotes.

ComVest Venture Partners, LP
By: ComVest Management LLC, its general partner


/s/ Michael S. Falk                                              1/7/02
---------------------------------------------            -----------------------
 ** Signature of Reporting Person                                 Date
    Michael S. Falk
    Manager

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

FOOTNOTES                                                            Page 3 of 4


This Amended Form 3 amends the Form 3 previously filed by Michael Falk dated May 9, 2001, and among other things, adds ComVest Venture Partners, LP and ComVest Management, LLC as joint filers.

(1) These securities are owned directly by ComVest Venture Partners, LP ("ComVest"). The general partner of ComVest is ComVest Management, LLC, which is wholly-owned by Commonwealth Associates Management Company, Inc. ("CAMC"). Michael S. Falk ("Falk"), who is also a director of Intraware, Inc., is the chairman and principal shareholder of CAMC. Falk disclaims beneficial ownership of the securities held by ComVest other than that portion which corresponds with his interest in ComVest.

(2) These options were issued to Falk for joining the Board of Directors of Intraware, Inc.

                    JOINT FILER INFORMATION AND AUTHORIZATION

Name:                      ComVest Management LLC
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          ComVest Venture Partners, LP

Issuer & Ticker Symbol:    Intraware, Inc.  (ITRA)

Statement Date:            April 2, 2001

Signature:                 By:  /s/ Michael S. Falk
                              --------------------------------------------------
                                Michael S. Falk, Manager

Name:                      Commonwealth Associates Management Company, Inc.
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          ComVest Venture Partners, LP

Issuer & Ticker Symbol:    Intraware, Inc.  (ITRA)

Statement Date:            April 2, 2001

Signature:                 By:  /s/ Joseph Wynne
                              --------------------------------------------------
                                Joseph Wynne, Chief Financial Officer

Name:                      Michael S. Falk
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          ComVest Venture Partners, LP

Issuer & Ticker Symbol:    Intraware, Inc.  (ITRA)

Statement Date:            April 2, 2001

Signature:                      /s/ Michael S. Falk
                           -----------------------------------------------------
                                    Michael S. Falk


                                   Page 4 of 4